Exhibit 99

     SAM HOUSTON RACE PARK COMPLETES ACQUISITION OF VALLEY GREYHOUND PARK IN
                                HARLINGEN, TEXAS

     Houston, Texas, January 24, 2000 -- The sale of Valley Greyhound Park to Sam Houston Race Park was completed today. Sam Houston Race Park was granted approval on January 19th by the Texas Racing Commission to own and operate the greyhound facility, which was closed in 1995. The transaction, which took place today, became final when SHRP Valley LLC, a wholly-owned subsidiary of Sam Houston Race Park, Ltd., purchased all of the outstanding stock of Ladbroke Racing Texas Corporation.

     Officials at Sam Houston Race Park announced that the newly acquired racetrack will operate as Valley Race Park Inc. Initial plans call for the reopening of the facility on Friday, March 17, 2000. Valley Race Park Inc. will offer a comprehensive simulcast program, which will include wagering on both horse and greyhound racing. Officials are still targeting December, 2000 for the return of live greyhound racing in Harlingen.

     "We are pleased that the deal has been closed and that we can now direct our full efforts to reopening a first-class simulcast facility and racetrack," said Robert Bork, Senior Vice-President and General Manager. "Our goals are simple; we want to operate a superior entertainment and sporting venue and make a significant and on-going contribution to the Harlingen economy."

     Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.